CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in the Statement of Additional Information in this Post-Effective Amendment No. 3 to the Registration Statement No. 333-103202 on Form N-6 of (1) our report dated March 9, 2004 relating to the financial statements of Separate Account FP of The Equitable Life Assurance Society of the United States for the year ended December 31, 2003, and (2) our report dated March 9, 2004 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2003. We also consent to the reference to us under the heading "Financial statements of Separate Account FP and Equitable Life" in the Prospectuses and "Custodian and Independent Auditors" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
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New York, New York
April 27, 2004